Exhibit 99.1
David M. Kerko and Katharina G. McFarland Appointed to SAIC’s Board of Directors
Reston, Va., December 4, 2018 - Science Applications International Corp. (NYSE: SAIC) announced today that David M. Kerko and Katharina G. McFarland have been appointed as members of the company’s board of directors, effective upon the closing of the company’s acquisition of Engility Holdings, Inc.
The committees of the board on which Kerko and McFarland will serve will be determined following the closing. The appointments of Kerko and McFarland will bring SAIC’s total board membership to 11.
Kerko has served on the board of directors of Engility since February 2015. He also has served as a consultant to KKR & Co. L.P. since February 2015. Kerko was a director of TASC, Inc. (TASC) from 2009 until February 2015, and until February 2015, he was an executive of KKR. Kerko joined KKR in 1998 and is a former member of the Technology industry team within KKR’s Private Equity platform. He holds a Bachelor of Science degree and a Bachelor of Science, Engineering degree, summa cum laude, from the University of Pennsylvania.
McFarland has served on the board of directors of Engility since June 2017. She served as the Assistant Secretary of Defense for Acquisition from May 2012 to June 2017. During the same period, McFarland was also appointed Acting Assistant Secretary of the Army for Acquisitions, Logistics & Technology and Army Acquisition Executive. Prior to her governmental appointments, McFarland served as President of the Defense Acquisition University from November 2010 to May 2012. She received an Honorary Doctoral degree in Engineering from the University of Cranfield, United Kingdom, and a Bachelor of Science degree from Queens University in Kingston, Canada, with accreditations in Materials, Electronics and Civil Engineering.
About SAIC
SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $4.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Certain statements in this announcement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and a number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC's Annual Report on Form 10-K and other such filings that SAIC makes with the Securities Exchange Commission from time to time, which may be viewed or obtained through the Investor Relations section of SAIC’s web site at saic.com. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.
Contact:
Lauren Presti, (703) 676-8982
lauren.a.presti@saic.com